Exhibit 3.3

OC-396482

Certificate Of Incorporation

*I, **SHANIA TIBBETTS-LIGHTBODY** Acting Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Act, that all requirements of the said Act in respect of registration were complied with by*

Prime Number Holding Limited

an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 28th day of December Two Thousand Twenty-Two

REGISTRAR OF COMPANIES
EXEMPTED
CAYMAN ISLANDS

Given under my hand and Seal at George Town in the Island of Grand Cayman this 28th day of December Two Thousand Twenty-Two

Acting Assistant Registrar of Companies,
Cayman Islands.

Authorisation Code : 916680349369
www.verify.gov.ky
28 December 2022